The J. M. Smucker Company Announces Fiscal 2013 Second Quarter Results and Updates Full Year Guidance

-- Acquisition and favorable sales mix drive an 8 percent net sales increase

-- EPS up 21 percent; EPS up 12 percent excluding special project costs

-- Strong cash generated from operations

-- Company increases EPS outlook for fiscal 2013

ORRVILLE, Ohio, Nov. 16, 2012 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the second quarter ended October 31, 2012, of its 2013 fiscal year. Results for the quarter and six months ended October 31, 2012, include the operations of the North American foodservice coffee and hot beverage business acquired from Sara Lee Corporation ("Sara Lee foodservice business") since the completion of the acquisition on January 3, 2012.

Executive Summary

	Three Months Ended October 31,			Six Months Ended October 31,
	2012	2011	% Increase (Decrease)	2012	2011	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,628.7	$ 1,513.9	8%	$ 2,998.4	$ 2,702.8	11%
Operating income	$ 247.5	$ 211.6	17%	$ 438.1	$ 392.3	12%
% of net sales	15.2%	14.0%		14.6%	14.5%
Net income:
Income	$ 148.8	$ 127.2	17%	$ 259.7	$ 238.8	9%
Income per diluted share	$ 1.36	$ 1.12	21%	$ 2.36	$ 2.09	13%

Operating income excluding special project costs	$ 261.5	$ 241.6	8%	$ 479.8	$ 447.3	7%
% of net sales	16.1%	16.0%		16.0%	16.5%
Net income excluding special project costs:
Income	$ 158.1	$ 147.0	8%	$ 287.4	$ 275.2	4%
Income per diluted share	$ 1.45	$ 1.29	12%	$ 2.62	$ 2.41	9%

  The acquired Sara Lee foodservice business contributed $90.7 million and $177.5 million to net sales for the three and six months ended October 31, 2012, respectively.
  Operating income and net income excluding the impact of restructuring, merger and integration, and certain pension settlement costs ("special project costs") each increased 8 percent in the second quarter.  Included in these amounts for the second quarter last year was a pre-tax loss on divestiture of approximately $11.3 million.
  Second quarter net income excluding special project costs per diluted share increased 12 percent, which includes the benefit from the Company's share repurchase activities over the past year.

"We delivered another strong quarter of solid sales and earnings growth," commented Richard Smucker, Chief Executive Officer. "Our long-term strategy continues to serve us well in consistently delivering results. Our iconic brands are trusted and have demonstrated their strength and resilience. We have a team of highly talented employees that are fully committed to our culture and to implementing our strategy. All of which point to our Company being well-positioned for continued profitable growth."

"Overall consumer spending appears to be on the upswing which is welcome news for the industry," added Vince Byrd, President and Chief Operating Officer. "The tactical adjustments we made to address market conditions are working. We have optimized price points, closed price gaps, and strengthened merchandising. Consumers continue to respond positively to these actions and to our brand-building initiatives, product innovations, and new brand additions. We are well-poised for the holiday season and another year of growth."

Net Sales

	Three Months Ended October 31,				Six Months Ended October 31,
	2012	2011	Increase (Decrease)%		2012	2011	Increase (Decrease)%
	(Dollars in millions)

Net sales	$ 1,628.7	$1,513.9	$ 114.8	8%	$ 2,998.4	$ 2,702.8	$ 295.7	11%
Adjust for certain noncomparable items:
Acquisition	(90.7)	-	(90.7)	(6%)	(177.5)	-	(177.5)	(7%)
Divestiture	-	(3.0)	3.0	0%	-	(8.0)	8.0	0%
Foreign exchange	(2.1)	-	(2.1)	(0%)	3.4	-	3.4	0%
Net sales adjusted for noncomparable impact of acquisition, divestiture, and foreign exchange	$ 1,535.9	$1,510.9	$ 24.9	2%	$ 2,824.4	$ 2,694.8	$ 129.6	5%

Amounts may not add due to rounding.

Net sales increased 8 percent in the second quarter of 2013, compared to the second quarter of 2012, due to the impact of the acquired Sara Lee foodservice business and favorable sales mix. Overall net price realization was slightly lower as price declines on coffee offset increases taken on peanut butter over the past year. Volume gains realized in Folgers® coffee, Robin Hood® and Five Roses® flour in Canada, and Dunkin' Donuts® packaged coffee were offset by decreases in Pillsbury® baking mixes, Crisco® shortening and oils, Jif® peanut butter, and Smucker's® fruit spreads. Overall volume, based on weight and excluding acquisition, decreased 2 percent in the second quarter of 2013, compared to the second quarter of 2012. Favorable sales mix in the quarter was driven by volume growth in the Company's coffee brands, including K-Cups®, which are higher priced per pound, compared to other products within the Company's portfolio.

Margins

	Three Months Ended October 31,		Six Months Ended October 31,
	2012	2011	2012	2011
	(% of net sales)

Gross profit	33.3%	32.9%	33.7%	34.4%
Selling, distribution, and administrative expenses:
Marketing	5.1%	4.9%	5.2%	5.3%
Selling	3.2%	3.1%	3.3%	3.3%
Distribution	2.5%	2.7%	2.6%	2.9%
General and administrative	5.0%	4.9%	5.2%	5.3%
Total selling, distribution, and administrative expenses	15.8%	15.6%	16.3%	16.8%
Amortization	1.5%	1.4%	1.6%	1.5%
Other restructuring, merger and integration, and special projects costs	0.7%	1.1%	1.2%	1.2%
Loss on divestiture	0.0%	0.7%	0.0%	0.4%
Other operating expense - net	0.1%	0.1%	0.0%	0.0%
Operating income	15.2%	14.0%	14.6%	14.5%

Amounts may not add due to rounding.

Gross profit increased $43.2 million, or 9 percent, in the second quarter of 2013, compared to 2012. Excluding special project costs, gross profit increased $33.0 million, or 6 percent, driven by the acquired Sara Lee foodservice business and strong coffee growth. Gross margin was 33.4 percent in the second quarter of 2013, compared to 33.8 percent in the second quarter of 2012, excluding special project costs.

Overall commodity costs were slightly lower during the second quarter of 2013, compared to the second quarter of 2012, as lower green coffee costs offset higher costs for peanuts and certain other commodities. However, the benefit to gross profit of overall lower costs was mostly offset by lower overall net price realization. Unrealized mark-to-market adjustments on derivative contracts did not contribute to the change in year-over-year gross profit and were a loss of $10.3 million in the second quarter of 2013, compared to a loss of $10.2 million in the second quarter of 2012.

Selling, distribution, and administrative expenses increased 9 percent in the second quarter of 2013, compared to the second quarter of 2012, driven in part by the acquired Sara Lee foodservice business, and increased as a percentage of net sales from 15.6 percent to 15.8 percent. Marketing, selling, and general and administrative expenses increased 11 percent, 10 percent, and 9 percent, respectively.

Higher amortization expense was recognized in the second quarter of 2013, compared to 2012, primarily related to the intangible assets associated with the Sara Lee foodservice business acquisition.

Operating income increased $35.9 million in the second quarter of 2013, compared to 2012. Excluding special project costs in both periods, operating income increased $19.9 million, or 8 percent, and increased from 16.0 percent of net sales in 2012 to 16.1 percent in 2013. Both operating income measures include a loss on divestiture of $11.3 million in 2012.

Interest and Income Taxes

Interest expense increased $4.8 million in the second quarter of 2013, compared to 2012, primarily representing the cost of higher average debt outstanding, due to the Company's October 2011 public debt issuance.

Income taxes increased $9.4 million, or 14 percent, in the second quarter of 2013, compared to 2012, reflecting an increase in income before income taxes offset slightly by a lower effective tax rate. The effective tax rate was 33.6 percent in the second quarter of 2013, compared to 34.1 percent in 2012.

Segment Performance

	Three Months Ended October 31,			Six Months Ended October 31,
	2012	2011	% Increase (Decrease)	2012	2011	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 622.5	$ 617.5	1%	$ 1,143.3	$ 1,117.6	2%
U.S. Retail Consumer Foods	619.3	615.2	1%	1,147.8	1,074.7	7%
International, Foodservice, and Natural Foods	387.0	281.2	38%	707.4	510.5	39%

Segment profit:
U.S. Retail Coffee	$ 158.2	$ 140.0	13%	$ 284.6	$ 279.7	2%
U.S. Retail Consumer Foods	111.1	116.0	(4%)	219.0	195.0	12%
International, Foodservice, and Natural Foods	58.2	39.0	49%	98.9	77.5	28%

Segment profit margin:
U.S. Retail Coffee	25.4%	22.7%		24.9%	25.0%
U.S. Retail Consumer Foods	17.9%	18.8%		19.1%	18.1%
International, Foodservice, and Natural Foods	15.0%	13.9%		14.0%	15.2%

U.S. Retail Coffee

The U.S. Retail Coffee segment net sales increased 1 percent in the second quarter of 2013, compared to the second quarter of 2012, as increased volume and favorable sales mix driven primarily by K-Cups® offset the impact of price declines taken since the second quarter of 2012. Segment volume increased 6 percent in the second quarter of 2013, compared to the second quarter of 2012, as the Folgers® brand increased 6 percent and Dunkin' Donuts® packaged coffee increased 11 percent. Net sales of Folgers Gourmet Selections® and Millstone®K-Cups® remained strong and increased $36.4 million, compared to the second quarter of 2012. K-Cups® represented 6 percentage points of segment net sales growth, while contributing only 1 percentage point growth to volume.

The U.S. Retail Coffee segment profit increased $18.3 million, or 13 percent, in the second quarter of 2013, compared to the second quarter of 2012, as favorable mix and volume growth exceeded a significant increase in marketing expenses. The impact of lower green coffee costs was more than offset by price declines but did not significantly impact segment profit. Unrealized mark-to-market adjustments, which represented a loss of $4.5 million in the second quarter of 2013, compared to a loss of $10.1 million in the second quarter of 2012, contributed $5.6 million to the segment profit increase.

U.S. Retail Consumer Foods

The U.S. Retail Consumer Foods segment net sales also increased 1 percent in the second quarter of 2013, compared to 2012, as the impact of higher net price realization offset a 6 percent decline in segment volume and unfavorable sales mix. Jif® brand net sales increased 20 percent in the second quarter of 2013, compared to 2012, primarily reflecting price increases taken since the second quarter of 2012. Volume of the Jif® brand decreased 6 percent compared to the strong quarter last year which benefited from early consumer buy-in in advance of a 30 percent price increase in the third quarter of 2012. Smucker's® fruit spreads net sales and volume were down 11 percent during the same period. Net sales and volume of Smucker's® Uncrustables® frozen sandwiches increased 13 percent and 11 percent, respectively, in the second quarter of 2013, compared to 2012, benefiting from new distribution at certain retailers.

Crisco® brand net sales and volume decreased 12 percent and 8 percent, respectively, in the second quarter of 2013, compared to 2012, resulting from declines at a key retailer. For the same period, net sales for the Pillsbury® brand increased 2 percent, while volume decreased 5 percent mostly reflecting the tonnage impact of the previously announced cake mix downsizing. Canned milk net sales and volume increased 2 percent and 5 percent, respectively, during the second quarter of 2013, compared to 2012.

The U.S. Retail Consumer Foods segment profit decreased $4.8 million, or 4 percent, in the second quarter of 2013, compared to the second quarter of 2012. Unrealized mark-to-market adjustments, which were a loss of $5.0 million in the second quarter of 2013, compared to a loss of $0.4 million in the second quarter of 2012, represented $4.6 million of the segment profit decrease. Overall raw material costs recognized were higher in the quarter most significantly for peanuts but were essentially offset by higher net price realization, and a decrease in marketing and other support costs. A portion of planned marketing expenditures in the second quarter of 2013 was redirected to promotional spending, and contributed to the decrease in marketing expense.

International, Foodservice, and Natural Foods

Net sales in the International, Foodservice, and Natural Foods segment increased 38 percent in the second quarter of 2013, compared to 2012, driven by the acquired Sara Lee foodservice business, which contributed $90.7 million, or 32 percentage points, of the net sales growth. Excluding the impact of acquisition, divestiture, and foreign exchange, segment net sales increased 6 percent over the same period last year. Volume was up 4 percent with gains realized in the Robin Hood® and Five Roses® Canadian flour brands as well as nonbranded beverages.

Segment profit increased $19.2 million in the second quarter of 2013, compared to 2012, which included an $11.3 million loss on divestiture. Excluding this loss, segment profit increased $7.9 million, or 16 percent, primarily due to the contribution of the Sara Lee foodservice business. Unrealized mark-to-market adjustments were a loss of $2.4 million in the second quarter of 2013, compared to a loss of $0.1 million in the second quarter of 2012.

Other Financial Results and Measures

	Three Months Ended October 31,			Six Months Ended October 31,
	2012	2011	% Increase (Decrease)	2012	2011	% Increase (Decrease)
	(Dollars in millions)

Net cash provided by operating activities	$ 182.9	$ 118.2	55%	$ 359.6	$ 59.9	n/m

Free cash flow	$ 130.7	$ 50.1	161%	$ 261.2	$ (75.8)	n/m

EBITDA	$ 310.5	$ 273.8	13%	$ 565.2	$ 514.0	10%
% of net sales	19.1%	18.1%		18.8%	19.0%

Cash provided by operating activities increased $64.7 million in the second quarter of 2013, compared to the second quarter of 2012, and resulted in an increase in cash provided by operating activities of $299.7 million for the first six months of 2013, primarily due to a lower amount of cash required to fund inventory during the period, compared to 2012. Capital expenditures decreased $37.2 million in the first six months of 2013, compared to 2012, and combined with the increase in cash provided by operating activities resulted in a $336.9 million increase in free cash flow over the same period.

During the second quarter of 2013, the Company repurchased 2.0 million common shares for approximately $170.9 million under the Company's August 2012 Rule 10b5-1 trading plan, completing the purchase of shares included under the plan. At October 31, 2012, the Company had approximately 1.9 million common shares remaining available for repurchase under the Board of Directors' authorization.

Outlook

For fiscal 2013, the Company expects net sales to increase approximately 7 percent, compared to 2012, including an incremental eight-month contribution from the Sara Lee foodservice business. Non-GAAP net income per diluted share is expected to range from $5.12 to $5.22, excluding special project costs of approximately $0.40 per diluted share. Previously, the range was $5.00 to $5.10 per diluted share excluding special project costs.

Conference Call

The Company will conduct an earnings conference call and webcast today, Friday, November 16, 2012, at 8:30 a.m. E.T. The webcast can be accessed from the Company's website at www.smuckers.com. For those unable to listen to the live webcast, the webcast replay will be available at www.smuckers.com following the call. An audio replay will also be available following the call until Friday, November 23, 2012, and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 9289404.

Non-GAAP Measures

The Company uses non-GAAP measures including net sales adjusted for the noncomparable impact of acquisition, divestiture, and foreign exchange rate; gross profit, operating income, net income, and net income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Rather, the presentation of these non-GAAP measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations. These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP measures to the comparable GAAP items for the current and prior year quarter and year-to-date periods is included in the "Unaudited Non-GAAP Measures" table.

About The J. M. Smucker Company

For more than 110 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin' Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Café Pilon®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation® and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC; Carnation® is a trademark of Societe des Produits Nestle S.A.; and Dunkin' Donuts® is a registered trademark of DD IP Holder, LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants. K-Cup® and K-Cups® are trademarks of Keurig, Incorporated.

The J. M. Smucker Company Forward-Looking Statements

This press release contains forward-looking statements, such as projected operating results, earnings, and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

  volatility of commodity markets from which raw materials, particularly green coffee beans, wheat, soybean oil, milk, peanuts, and sugar, are procured and the related impact on costs;
  risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company's liquidity;
  crude oil price trends and their impact on transportation, energy, and packaging costs;
  the ability to successfully implement and realize the full benefit of price changes that are intended to fully recover cost and the competitive, retailer, and consumer response;
  the success and cost of introducing new products and the competitive response;
  the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses;
  general competitive activity in the market, including competitors' pricing practices and promotional spending levels;
  the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost effective manner;
  the successful completion of the Company's restructuring programs and the ability to realize anticipated savings and other potential benefits within the time frames currently contemplated;
  the impact of food security concerns involving either the Company's or its competitors' products;
  the impact of accidents and natural disasters, including crop failures and storm damage;
  the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain raw materials, such as packaging for its most popular Folgers® coffee products, and finished goods, such as K-Cups®, and the ability to manage and maintain key relationships;
  the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer;
  changes in consumer coffee preferences and other factors affecting the coffee business, which represents a substantial portion of the Company's business;
  a change in outlook or downgrade in the Company's public credit ratings by a rating agency;
  the ability of the Company to obtain any required financing;
  the timing and amount of capital expenditures, share repurchases, and restructuring costs;
  impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
  the impact of new or changes to existing governmental laws and regulations and their application;
  the impact of future legal, regulatory, or market measures regarding climate change;
  the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company's tax positions;
  foreign currency and interest rate fluctuations;
  political or economic disruption;
  other factors affecting share prices and capital markets generally; and
  risks related to other factors described under "Risk Factors" in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Income

	Three Months Ended October 31,			Six Months Ended October 31,
	2012	2011	% Increase (Decrease)	2012	2011	% Increase (Decrease)
	(Dollars in thousands, except per share data)

Net sales	$ 1,628,746	$ 1,513,905	8%	$ 2,998,449	$ 2,702,788	11%
Cost of products sold	1,084,377	1,002,517	8%	1,980,343	1,749,890	13%
Cost of products sold - restructuring and merger and integration	2,458	12,719	(81%)	6,422	23,145	(72%)
Gross Profit	541,911	498,669	9%	1,011,684	929,753	9%
Gross margin	33.3%	32.9%		33.7%	34.4%

Selling, distribution, and administrative expenses	257,187	236,602	9%	489,403	453,154	8%
Amortization	24,203	20,559	18%	48,394	40,794	19%
Other restructuring costs	8,230	10,356	(21%)	19,140	20,253	(5%)
Other merger and integration costs	3,243	6,871	(53%)	9,512	11,556	(18%)
Other special project costs	-	-	n/m	6,669	-	n/m
Loss on divestiture	-	11,287	(100%)	-	11,287	(100%)
Other operating expense - net	1,506	1,380	9%	499	392	27%
Operating Income	247,542	211,614	17%	438,067	392,317	12%
Operating margin	15.2%	14.0%		14.6%	14.5%

Interest income	378	324	17%	656	626	5%
Interest expense	(24,266)	(19,448)	25%	(48,148)	(34,870)	38%
Other income - net	564	711	(21%)	908	1,954	(54%)
Income Before Income Taxes	224,218	193,201	16%	391,483	360,027	9%
Income taxes	75,371	65,954	14%	131,773	121,257	9%
Net Income	$ 148,847	$ 127,247	17%	$ 259,710	$ 238,770	9%

Net income per common share	$ 1.36	$ 1.12	21%	$ 2.37	$ 2.09	13%

Net income per common share - assuming dilution	$ 1.36	$ 1.12	21%	$ 2.36	$ 2.09	13%

Dividends declared per common share	$ 0.52	$ 0.48	8%	$ 1.04	$ 0.96	8%

Weighted-average shares outstanding	109,224,855	113,893,035	(4%)	109,796,564	114,085,291	(4%)
Weighted-average shares outstanding – assuming dilution	109,251,455	113,944,705	(4%)	109,824,632	114,139,945	(4%)

The J. M. Smucker Company Unaudited Condensed Consolidated Balance Sheets

	October 31, 2012	April 30, 2012	October 31, 2011
	(Dollars in thousands)
Assets
Current Assets:
Cash and cash equivalents	$ 203,555	$ 229,708	$ 496,288
Trade receivables	469,367	347,518	462,169
Inventories	975,427	961,576	1,143,951
Other current assets	87,713	104,663	91,299
Total Current Assets	1,736,062	1,643,465	2,193,707

Property, Plant, and Equipment - Net	1,113,446	1,096,089	948,225

Other Noncurrent Assets:
Goodwill	3,053,549	3,054,618	2,897,981
Other intangible assets - net	3,138,056	3,187,007	3,099,067
Other noncurrent assets	147,640	134,047	76,440
Total Other Noncurrent Assets	6,339,245	6,375,672	6,073,488
	$ 9,188,753	$ 9,115,226	$ 9,215,420

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 290,054	$ 274,725	$ 260,653
Current portion of long-term debt	50,000	50,000	-
Other current liabilities	366,011	292,247	284,268
Total Current Liabilities	706,065	616,972	544,921

Noncurrent Liabilities:
Long-term debt	2,019,196	2,020,543	2,071,852
Other noncurrent liabilities	1,310,745	1,314,325	1,235,298
Total Noncurrent Liabilities	3,329,941	3,334,868	3,307,150

Shareholders' Equity	5,152,747	5,163,386	5,363,349
	$ 9,188,753	$ 9,115,226	$ 9,215,420

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended October 31,		Six Months Ended October 31,
	2012	2011	2012	2011
	(Dollars in thousands)

Operating Activities
Net income	$ 148,847	$ 127,247	$ 259,710	$ 238,770
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	35,920	28,227	71,974	55,796
Depreciation - restructuring and merger and integration	2,254	12,712	5,844	23,127
Amortization	24,203	20,559	48,394	40,794
Share-based compensation expense	6,196	6,522	10,505	12,554
Other noncash restructuring activities	(255)	860	(249)	1,769
Loss on sale of assets - net	1,684	2,001	2,698	2,726
Loss on divestiture	-	11,287	-	11,287
Changes in assets and liabilities, net of effect from
businesses acquired:
Trade receivables	(78,301)	(113,874)	(122,291)	(106,362)
Inventories	44,096	58,241	(14,594)	(272,613)
Accounts payable and accrued items	37,731	15,753	98,851	71,133
Proceeds from settlement of interest rate swaps - net	-	17,718	-	17,718
Defined benefit pension contributions	(6,536)	(805)	(7,569)	(4,496)
Accrued and prepaid taxes	(58,229)	(74,275)	(13,423)	(33,069)
Other - net	25,289	5,999	19,768	800
Net Cash Provided by Operating Activities	182,899	118,172	359,618	59,934

Investing Activities
Business acquired, net of cash acquired	-	-	-	(362,846)
Additions to property, plant, and equipment	(52,176)	(68,075)	(98,458)	(135,707)
Proceeds from divestiture	-	9,268	-	9,268
Sales and maturities of marketable securities	-	-	-	18,600
Proceeds from disposal of property, plant, and equipment	322	773	578	903
Other - net	(11,861)	(2,232)	5,852	(2,250)
Net Cash Used for Investing Activities	(63,715)	(60,266)	(92,028)	(472,032)

Financing Activities
Revolving credit agreement - net	-	(306,700)	-	-
Proceeds from long-term debt - net	-	748,560	-	748,560
Quarterly dividends paid	(57,331)	(54,666)	(110,176)	(104,825)
Purchase of treasury shares	(171,062)	(39,207)	(175,302)	(44,592)
Proceeds from stock option exercises	575	276	760	518
Other - net	144	(7,635)	(7,564)	(5,101)
Net Cash (Used for) Provided by Financing Activities	(227,674)	340,628	(292,282)	594,560
Effect of exchange rate changes on cash	571	(4,721)	(1,461)	(6,019)
Net (decrease) increase in cash and cash equivalents	(107,919)	393,813	(26,153)	176,443
Cash and cash equivalents at beginning of period	311,474	102,475	229,708	319,845
Cash and Cash Equivalents at End of Period	$ 203,555	$ 496,288	$ 203,555	$ 496,288

The J. M. Smucker Company Unaudited Non-GAAP Measures

		Three Months Ended October 31,		Six Months Ended October 31,
		2012	2011	2012	2011
		(Dollars in thousands, except per share data)

Gross profit excluding special project costs (1)		$ 544,369	$ 511,388	$ 1,018,106	$ 952,898
	% of net sales	33.4%	33.8%	34.0%	35.3%

Operating income excluding special project costs (2)		$ 261,473	$ 241,560	$ 479,810	$ 447,271
	% of net sales	16.1%	16.0%	16.0%	16.5%

Net income excluding special project costs: (3)
	Income	$ 158,105	$ 146,976	$ 287,402	$ 275,216
	Income per common share -- assuming dilution	$ 1.45	$ 1.29	$ 2.62	$ 2.41

(1)	Reconciliation to gross profit:
	Gross profit	$ 541,911	$ 498,669	$ 1,011,684	$ 929,753
	Cost of products sold - restructuring and merger and integration	2,458	12,719	6,422	23,145
	Gross profit excluding special project costs	$ 544,369	$ 511,388	$ 1,018,106	$ 952,898

(2)	Reconciliation to operating income:
	Operating income	$ 247,542	$ 211,614	$ 438,067	$ 392,317
	Cost of products sold - restructuring and merger and integration	2,458	12,719	6,422	23,145
	Other restructuring costs	8,230	10,356	19,140	20,253
	Other merger and integration costs	3,243	6,871	9,512	11,556
	Other special project costs	-	-	6,669	-
	Operating income excluding special project costs	$ 261,473	$ 241,560	$ 479,810	$ 447,271

(3)	Reconciliation to net income:
	Net income	$ 148,847	$ 127,247	$ 259,710	$ 238,770
	Income taxes	75,371	65,954	131,773	121,257
	Cost of products sold - restructuring and merger and integration	2,458	12,719	6,422	23,145
	Other restructuring costs	8,230	10,356	19,140	20,253
	Other merger and integration costs	3,243	6,871	9,512	11,556
	Other special project costs	-	-	6,669	-
	Income before income taxes, excluding special project costs	$ 238,149	$ 223,147	$ 433,226	$ 414,981
	Income taxes, as adjusted	80,044	76,171	145,824	139,765
	Net income excluding special project costs	$ 158,105	$ 146,976	$ 287,402	$ 275,216

The J. M. Smucker Company Unaudited Non-GAAP Measures

		Three Months Ended October 31,		Six Months Ended October 31,
		2012	2011	2012	2011
		(Dollars in thousands, except per share data)

Earnings before interest, taxes, depreciation, and amortization(4)		$ 310,483	$ 273,823	$ 565,187	$ 513,988
	% of net sales	19.1%	18.1%	18.8%	19.0%

Free cash flow (5)		$ 130,723	$ 50,097	$ 261,160	$ (75,773)

(4)	Reconciliation to net income:
	Net income	$ 148,847	$ 127,247	$ 259,710	$ 238,770
	Income taxes	75,371	65,954	131,773	121,257
	Interest income	(378)	(324)	(656)	(626)
	Interest expense	24,266	19,448	48,148	34,870
	Depreciation	35,920	28,227	71,974	55,796
	Depreciation - restructuring and merger and integration	2,254	12,712	5,844	23,127
	Amortization	24,203	20,559	48,394	40,794
	Earnings before interest, taxes, depreciation, and amortization	$ 310,483	$ 273,823	$ 565,187	$ 513,988

(5)	Reconciliation to cash provided by operating activities:
	Cash provided by operating activities	$ 182,899	$ 118,172	$ 359,618	$ 59,934
	Additions to property, plant, and equipment	(52,176)	(68,075)	(98,458)	(135,707)
	Free cash flow	$ 130,723	$ 50,097	$ 261,160	$ (75,773)

The Company uses non-GAAP measures including net sales adjusted for the noncomparable impact of acquisition, divestiture, and foreign exchange rate; gross profit, operating income, net income, and net income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP measures supplement other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations. These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company Unaudited Reportable Segments

	Three Months Ended October 31,		Six Months Ended October 31,
	2012	2011	2012	2011
	(Dollars in thousands)

Net sales:
U.S. Retail Coffee	$ 622,470	$ 617,523	$ 1,143,263	$ 1,117,632
U.S. Retail Consumer Foods	619,308	615,192	1,147,752	1,074,692
International, Foodservice, and Natural Foods	386,968	281,190	707,434	510,464
Total net sales	$ 1,628,746	$ 1,513,905	$ 2,998,449	$ 2,702,788

Segment profit:
U.S. Retail Coffee	$ 158,211	$ 139,958	$ 284,599	$ 279,669
U.S. Retail Consumer Foods	111,126	115,955	218,961	194,974
International, Foodservice, and Natural Foods	58,180	38,991	98,866	77,536
Total segment profit	$ 327,517	$ 294,904	$ 602,426	$ 552,179
Interest income	378	324	656	626
Interest expense	(24,266)	(19,448)	(48,148)	(34,870)
Share-based compensation expense	(6,009)	(5,593)	(10,125)	(10,744)
Cost of products sold - restructuring and merger and integration	(2,458)	(12,719)	(6,422)	(23,145)
Other restructuring costs	(8,230)	(10,356)	(19,140)	(20,253)
Other merger and integration costs	(3,243)	(6,871)	(9,512)	(11,556)
Other special project costs	-	-	(6,669)	-
Corporate administrative expenses	(60,035)	(47,751)	(112,491)	(94,164)
Other income - net	564	711	908	1,954
Income before income taxes	$ 224,218	$ 193,201	$ 391,483	$ 360,027

Segment profit margin:
U.S. Retail Coffee	25.4%	22.7%	24.9%	25.0%
U.S. Retail Consumer Foods	17.9%	18.8%	19.1%	18.1%
International, Foodservice, and Natural Foods	15.0%	13.9%	14.0%	15.2%

(Logo: http://photos.prnewswire.com/prnh/20071219/SMUCKERLOGO )

CONTACT: Investors, Sonal Robinson, Vice President, Investor Relations or Media, Maribeth Badertscher, Vice President, Corporate Communications, both of The J. M. Smucker Company, +1-330-682-3000